Filed Pursuant to Rule 424(b)(2)
Registration No. 333-204908

UBS AG Airbag Yield Optimization Notes

UBS AG

May 2, 2016

PRODUCT SUPPLEMENT (To Prospectus dated April 29, 2016)

Product Supplement

UBS AG Airbag Yield Optimization Notes

Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Airbag Yield Optimization Notes, which we refer to as the “Notes”, linked to either (i) an underlying common stock, including American depositary shares or (ii) shares of an exchange traded fund (each, an “underlying asset”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name and issuer of the underlying asset (“underlying asset issuer”), and the specific manner in which such Notes may be offered, will be described in an applicable prospectus supplement and final terms supplement to this product supplement (together the “applicable supplements”). If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable supplements, the following hierarchy will govern: first, the final terms supplement; second, the prospectus supplement; third, this product supplement; and last, the accompanying prospectus. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable supplements, include the following:

Issuer:	UBS AG
Booking Branch:	The booking branch of UBS will be specified in the final terms supplement.
Issue Price:	The issue price per Note will be set equal to 100% of the principal amount of each Note.
Principal Amount:	Unless otherwise specified in the relevant final terms supplement, the principal amount of each Note will be $1,000.
Coupon:	We will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the final terms supplement.
Payment at Maturity:

At maturity, UBS will deliver to you:

➢      An amount in cash equal to your principal amount, if the closing price of the underlying asset on a date specified in the final terms supplement (the “final valuation date”) is not below a specified price (the “conversion price”). You will not participate in any appreciation of the underlying asset; or

➢      As specified in the applicable supplements, either the share delivery amount or the cash equivalent (each, as defined below) for each Note you own, if the closing price of the underlying asset on the final valuation date (the “final price”) is below the conversion price. The “share delivery amount” means a number of shares of the underlying asset equal to (i) the principal amount per Note divided by (ii) the conversion price, as such share delivery amount may be adjusted (together with a corresponding adjustment to the conversion price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. “Cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of the share factor and the final price. The “share factor” is equal to (i) the principal amount per Note divided by (ii) the conversion price, as such share factor may be adjusted (together with a corresponding adjustment to the conversion price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. Under certain circumstances, you may receive cash in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the terms of the applicable supplements, as described under “General Terms of the Notes”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt Notes in that they do not guarantee any repayment of your initial investment. If the final price is greater than or equal to the conversion price, your initial investment will be repaid. If the final price is below the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Trade Date:	As specified in the applicable final terms supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”.
Settlement Date:	As specified in the applicable final terms supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”.
Final Valuation Date:	As specified in the applicable final terms supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Final Valuation Date”.
Maturity Date:	As specified in the applicable final terms supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Maturity Date”.
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:	UBS Securities LLC

The applicable supplements will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-14 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Financial Services Inc.

Product Supplement dated May 2, 2016

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this product supplement together with the prospectus dated April 29, 2016, relating to our Medium-Term Notes, Series B, of which the Notes are a part, and any applicable supplements relating to the Notes that we may file with the Securities and Exchange Commission (the “SEC”) from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

➢	Prospectus dated April 29, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

PRODUCT SUPPLEMENT SUMMARY

This product supplement describes the terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a final terms supplement. The final terms supplement will specify the underlying asset and the specific pricing terms for that issuance and, together with the applicable prospectus supplement (collectively, the “applicable supplements”), will indicate any changes to the general terms specified below. In some instances, UBS AG may prepare a pricing supplement on the trade date, in lieu of a final terms supplement and related prospectus supplement. References in this product supplement to the “applicable supplements” or the “final terms supplement” will also refer to the applicable pricing supplement as the context may require. You should read the applicable supplements in conjunction with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean Airbag Yield Optimization Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus of UBS, titled “Debt Securities and Warrants”, dated April 29, 2016.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable supplements, the following hierarchy will govern: first, the final terms supplement; second, the prospectus supplement; third, this product supplement; and last, the accompanying prospectus.

What Are the Airbag Yield Optimization Notes?

Airbag Yield Optimization Notes, or the “Notes”, are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of either (i) an underlying common stock or (ii) shares of an exchange traded fund. As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADS”). We refer to the common stock represented by an ADS as “non-U.S. stock”. If the underlying asset is an ADS, the term “non-U.S. stock issuer” refers to the issuer of the non-U.S. stock underlying that ADS. The “final valuation date” will be a date specified in the final terms supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein)).

The principal amount of each Note will be $1,000, unless otherwise set forth in the final terms supplement. Regardless of how the underlying asset performs, for each offering of the Notes in which you invest, we will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the final terms supplement for each offering of the Notes.

At maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) deliver to you the share delivery amount or pay you the cash equivalent (as specified in the applicable supplements) for each Note you own. As used in this product supplement, “share delivery amount” means a number of shares of the underlying asset equal to (i) the principal amount per Note divided by (ii) a specified price (the “conversion price”), as such share delivery amount may be adjusted (along with a corresponding adjustment to the conversion price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the share factor multiplied by (ii) the final price, where “final price” means the closing price of the underlying asset on the final valuation date (in each case as determined by the calculation agent as may adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments”), and the share factor is equal to (i) the principal amount per Note divided by (ii) the conversion price, as such share factor may be adjusted in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the share delivery amount or the cash equivalent will depend upon the final price of the underlying asset and if the final price is below the conversion price. In the event that the calculation agent adjusts the share delivery amount or the share factor to take account of one or more corporate events, a corresponding adjustment will be made to the conversion price. The applicable supplements will specify whether, in the event that the final price is below the conversion price, UBS will deliver to you the share delivery amount or the cash equivalent at maturity.

Unless otherwise specified in the applicable supplements, at maturity, for the applicable Notes that you hold, UBS will deliver to you:

➢

Principal amount in cash – If the final price of the underlying asset is not below the conversion price, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying asset.

Or

➢

Shares of underlying asset or the cash equivalent (as specified in the applicable supplements) – If the final price of the underlying asset is below the conversion price, we will, as specified in the applicable supplements, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount of your Notes and may have no value at all. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying asset (and, if applicable, cash in lieu of fractional shares) or, following one or more adjustments to such amount by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Under certain circumstances, you may receive cash in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable supplements, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of a Common Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the final price is greater than or equal to the conversion price, UBS will repay your initial investment. If the final price is below the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

If our payment is to be made in shares of the underlying asset, we will deliver to you the share delivery amount, but we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price. If our payment is to be the cash equivalent, we will pay you an amount at maturity equal to the final price of the underlying asset multiplied by the share factor, which share factor equals the principal amount per Note divided by the specified conversion price.

Coupon payments will be made regardless of the performance of the underlying asset.

The final terms supplement will specify the underlying asset, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon payment dates, the coupon rate per annum, the share delivery amount, the share factor, the closing price on the trade date (the “initial price”) and the conversion price.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Notes — Antidilution Adjustments” below, the calculation agent may make adjustments to the share delivery amount, the share factor and the conversion price, including any adjustments not described in this product supplement or in the applicable supplements, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying asset and is subject to the particular terms set forth in the applicable supplements. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable supplements. The performance of each offering of the Notes will depend upon the performance of the underlying asset to which such Notes are linked and will not depend on the performance of any other offering of the Notes.

Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

The Notes are part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series B are described under “Description of Debt Securities We May Offer” in the accompanying prospectus.

Specific Terms of each Note will be described in Applicable Supplements

The specific terms of your Notes will be described in an applicable prospectus supplement and final terms supplement to this product supplement (together, the “applicable supplements”) accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus.

Any of the applicable supplements should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Notes as described in the applicable supplements, an investment in the Notes may offer the following features:

➢

Enhanced Coupon Payment — For each offering of the Notes in which you invest, UBS will pay interest on the principal amount, at the coupon rate per annum and on the coupon payment dates set forth in the final terms supplement for each offering of the Notes, regardless of the performance of the underlying asset. Coupon payments are designed to compensate you for the risk that, if the final price is below the conversion price, we may deliver to you a share delivery amount or pay you a cash equivalent at maturity that, in each case, is worth less than your principal and that may have no value at all.

➢

Contingent repayment of principal at maturity — We will pay you an amount in cash equal to the principal amount of your Notes if the final price of the underlying asset is not below the conversion price and you hold the Notes to maturity. You will not participate in any appreciation of the underlying asset at maturity. If the final price of the underlying asset is below the conversion price, you will be exposed to the negative underlying asset return and we will, as specified in the applicable supplements, deliver to you either (i) the share delivery amount or (ii) the cash equivalent. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable supplements.

➢

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying asset is greater than or equal to the conversion price and only at maturity. If the final price of the underlying asset is below the conversion price, UBS will deliver to you at maturity the share delivery amount or the cash equivalent for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed at an increased rate to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and equals the closing price of the underlying asset on the maturity date of 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the additional 10% decline from the conversion price. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment.

➢

Higher coupon rates are generally associated with greater risk of loss — Greater expected volatility with respect to a Note’s underlying asset reflects a higher expectation as of the trade date that the price of such underlying asset could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying asset’s volatility can change significantly over the term of the Notes. The price of the underlying asset for your Note could fall sharply, which could result in a significant or total loss of principal. You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss.

➢

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

➢

Your potential return on the Notes is expected to be limited to the coupons paid on the Notes — If the final price is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the final price is less than the conversion price, UBS will deliver to you at maturity for each Note you own (i) shares of the underlying asset which are unlikely to be worth more than the principal amount as of the maturity date, or (ii) the cash equivalent which will be an amount less than the initial price as of the final valuation date and the maturity date, and in each case you may lose your entire investment. Therefore, your potential return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

➢

Single stock or single ETF risk — The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the underlying asset issuer or, if the underlying asset is a share of an exchange traded fund (an “ETF”), the securities, futures contracts, commodities (“underlying commodities”) or other assets constituting the assets of such ETF (collectively, “underlying assets”), such as stock and commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.

➢

Credit risk of the Issuer — The Notes are unsubordinated unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

➢

Owning the Notes is not the same as owning the underlying asset — The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset over the term of your Notes. Furthermore, the underlying asset may appreciate substantially during the term of the Notes and you will not participate in such appreciation even though you may be exposed to the decline of the underlying asset at maturity.

➢

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent may adjust the initial price, share delivery amount, share factor, conversion price and/or final price for certain corporate events affecting the underlying asset, such as stock splits and stock dividends, and certain other actions involving the underlying asset. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying asset. If an event occurs that does not require the calculation agent to adjust the conversion price, the share factor and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the share delivery amount due to be delivered to you for certain corporate events affecting the underlying asset, we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction multiplied by the closing price of the underlying asset on the final valuation date. Following certain corporate events relating to the respective underlying asset issuer where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such corporate event. If the underlying asset issuer becomes subject to (i) a corporate event whereby the underlying asset is exchanged solely for cash. (ii) a merger or consolidation with UBS or any of its affiliates or (iii) an underlying asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments”. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying asset is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

➢

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not close below the conversion price on the final valuation date. The closing price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer or, if the underlying asset is an ETF, the underlying assets of that ETF. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

➢

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a market for the Notes and may stop making a market at any time. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the fair value of the product; and as a result, you may suffer substantial losses.

➢

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the price volatility of such underlying asset; the dividend rate paid on the underlying asset; the time remaining to maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

➢

Impact of fees on the secondary market price of the Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

➢

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the underlying asset or issuers of securities constituting underlying assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

➢

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

➢

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or the underlying assets of an ETF and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or the underlying assets of an ETF, may adversely affect the market price of the underlying asset and, therefore, the market value of the Notes.

➢

Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Notes as specified in the applicable supplements, the Notes may be a suitable investment for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

➢	You are willing to receive at maturity shares of the underlying asset or the cash equivalent that may be worth less than your principal amount or may have no value at all.

➢	You believe the market price of the underlying asset is not likely to appreciate by more than the value of the coupons paid on the Notes.

➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying asset.

➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.

➢

You believe the final price of the underlying asset is not likely to be below the conversion price and, if it is, you can tolerate receiving at maturity a share delivery amount or the cash equivalent that, in each case, is worth less than your principal amount and may have no value at all.

➢	You are willing to forgo dividends or other distributions paid on the underlying asset.

➢	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

➢

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Notes as specified in the applicable supplements, the Notes may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

➢	You require an investment designed to provide a full return of principal at maturity.

➢	You cannot tolerate receiving at maturity shares of the underlying asset or the cash equivalent that is worth less than your principal amount.

➢	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying asset.

➢

You believe the final price of the underlying asset is likely to be below the conversion price, which could result in a total loss of your initial investment. You cannot tolerate receiving at maturity a share delivery amount or the cash equivalent that, in each case, is worth less than your principal amount and may have no value at all.

➢	You seek an investment that participates in any appreciation in the price of the underlying asset or that has unlimited return potential.

➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.

➢	You prefer to receive the dividends or other distributions paid on the underlying asset.

➢	You are unable or unwilling to hold the Notes to maturity.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors”.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal repayment features, if any, that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

➢

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances but who can tolerate downside market risk prior to maturity.

➢

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

➢

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

➢	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These structured products are generally designed for investors with high risk tolerances.

In order to benefit from any type of limited market exposure, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the Tax Consequences of the Notes?

Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize each of the Notes for all tax purposes as investment units consisting of a non-contingent payment debt instrument (the “Debt Portion”) equal to the original face amount of each Note and a put option contract in respect of the underlying asset (the “Put Option”). Under this characterization of the Notes, each coupon paid in respect of each offering of the Notes is divided into two components for tax purposes: interest on the Debt Portion (the “debt component”) and premium for the Put Option (the “Put Option component”). The relevant final terms supplement for each issuance of Notes will specify the portion of each coupon that will be allocated to interest on the Debt Portion and to premium on the Put Option.

Debt component — If the Notes have a term in excess of one year, the interest on the debt component would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes. If the Notes have a term of one year or less, then interest on the Debt Portion component would be subject to the general rules governing short-term debt instruments as described below under “Supplemental U.S. Tax Considerations — Alternative Treatments”.

Put Option component — The Put Option component generally would not be taxed until sale or maturity. At maturity, the Put Option component would be either taxed as short-term capital gain if the principal of the Notes is repaid in cash or as a reduction of the cost basis of shares of the underlying asset if they are delivered or the cash equivalent is paid. If the cash equivalent of the share delivery amount is paid, assuming you are an initial purchaser of a Note, you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less the total of the Put Option component of coupon payments received by you.

We believe that it would be reasonable to treat your Notes in the manner described above. However, in light of the uncertainty as to the U.S. federal income tax treatment (and depending on the term of the Notes), it is possible that your Notes could be treated as a single contingent payment debt instrument, or pursuant to some other characterization such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” for a more detailed description of the tax treatment of your Notes, including the tax consequences of a sale or exchange of your Notes prior to maturity.

In addition, the Internal Revenue Service (the “IRS”) released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was also proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences (including possible alternative treatments and the issues presented by Notice 2008-2) of an investment in the Notes (or any shares of the underlying asset received at maturity), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying asset issuer).

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Principal Amount:	$1,000 per Note
Coupon rate per annum:	12% (or $10 per month)
Coupon frequency:	Monthly
Initial price of the underlying asset:	$50.00 per share
Conversion price:	$40.00 (80% of the initial price)
Share delivery amount**:	25 shares per Note (principal amount per Note/conversion price of the underlying asset)
Share factor**:	25 (principal amount per Note/conversion price of the underlying asset)

Dividend yield on the underlying asset***:	1%

*	The actual coupon rate per annum and terms for each Note will be set on the trade date and specified in the final terms supplement.
**	The applicable supplements will state whether the Issuer will deliver the share delivery amount per Note at maturity or pay the cash equivalent determined using the share factor when the final price is below the conversion price.
***	Dividend yield assumed received by holders of the underlying asset during the term of the Notes. The actual dividend yield for any underlying asset may vary from the assumed dividend yield used for purposes of the following examples. Holders of the Notes will not be entitled to receive dividends that may be payable to holders of the underlying asset.

Scenario #1: The final price of the underlying asset is not below the conversion price of $40.00.

Since the final price of the underlying asset is not below the conversion price of $40.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying asset if the price appreciation of the underlying asset (plus dividends, if any) were less than 12%.

If the closing price of the underlying asset on the final valuation date is $50.00 (no change in the price of the underlying asset):

Payment at Maturity:	$1,000
Coupons:	$120	($10 ×12 = $120)

Total:	$1,120
Total Return on the Notes:	12%

In this example, the total return on the Notes is 12% while the total return on the underlying asset is 1% (including dividends).

If the closing price of the underlying asset on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$1,000
Coupons:	$120	($10 ×12 = $120)

Total:	$1,120
Total Return on the Notes:	12%

In this example, the total return on the Notes is 12% while the total return on the underlying asset is 31% (including dividends).

If the closing price of the underlying asset on the final valuation date is $45.00 (a decline of 10%):

Payment at Maturity:	$1,000
Coupons:	$120	($10 ×12 = $120)

Total:	$1,120
Total Return on the Notes:	12%

In this example, the total return on the Notes is 12% while the total return on the underlying asset is a loss of 9% (including dividends).

Scenario #2: The final price of the underlying asset is below the conversion price of $40.00.

Since the final price of the underlying asset is below the conversion price of $40.00, UBS will deliver at maturity either (i) the share delivery amount or (ii) the cash equivalent (as specified in the applicable supplements). The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying asset on the maturity date if you receive the share delivery amount or (ii) the final price if you receive the cash equivalent and for any fractional shares of the share delivery amount.

If the closing price of the underlying asset on the maturity date and the final price are each $20.00 (a decline of 60%):

Payment at Maturity (consisting of the share delivery amount or cash equivalent):	$500	($20 × 25 = $500)
Coupons:	$120	($10 × 12 = $120)

Total:	$620
Total Return on the Notes:	-38%

In this example, the total return on the Notes is a loss of 38% while the total return on the underlying asset is a loss of 59% (including dividends).

If the closing price of the underlying asset on the maturity date and the final price are each $30.00 (a decline of 40%):

Payment at Maturity (consisting of equity or cash):	$750	($30 × 25 = $750)
Coupons:	$120	($10 × 12 = $120)

Total:	$870
Total Return on the Notes:	-13%

In this example, the total return on the Notes is a loss of 13% while the total return on the underlying asset is a loss of 39% (including dividends).

Investors should note that, if the applicable supplements specify that UBS will pay the cash equivalent instead of the share delivery amount at maturity in the event that the final price is less than the conversion price, the cash equivalent will be determined prior to the maturity date and the payment that you receive at maturity may be less than the market value of the shares of the underlying asset that you would have received had we instead delivered the share delivery amount as a result of fluctuations in the market value of shares of the underlying asset during the period between the final valuation date and the maturity date. Conversely, if the applicable supplements specify that UBS will deliver the share delivery amount instead of the cash equivalent at maturity in the event that the final price is less than the conversion price, any decline in the price of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you the cash equivalent.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of principal at maturity. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

HYPOTHETICAL PAYMENT AMOUNTS ON YOUR NOTES

The prospectus supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the share delivery amount or cash equivalent that could be delivered or paid (as the case may be) for each of your Notes on the stated maturity date, based on a range of hypothetical initial prices, final prices and closing prices on the stated maturity date of the underlying asset and on various key assumptions shown in the prospectus supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices of the underlying asset on the final valuation date and the stated maturity date could have on your payment at maturity, as calculated in the manner described in the prospectus supplement. Such hypothetical table, chart or calculation will be based on closing prices for the underlying asset that may not be achieved on the final valuation date or the maturity date and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the prospectus supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical illustrations do not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying asset. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying asset:

➢

the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the underlying asset during the term of the Notes, and not on whether the final price of the underlying asset is below the conversion price;

➢	the return on such a direct investment could include substantial dividend payments or other distributions, which you will not receive as an investor in the Notes;

➢	in the case of a direct investment in the underlying asset, the return could include rights that you will not have as an investor in the Notes; and

➢	an investment directly in the underlying asset is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors”.

We cannot predict the closing prices of the underlying asset or, therefore, whether for any particular offering of the Notes the final price of the underlying asset will be below the conversion price. Moreover, the assumptions we make in connection with any hypothetical information in the prospectus supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the underlying asset.

RISK FACTORS

The return on the Notes is linked to the performance of the underlying asset. Investing in the Notes is not equivalent to investing directly in the underlying asset. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable supplements before investing in the Notes.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The Notes do not guarantee any return of principal at maturity and you may lose some or all of your initial investment in the Notes.

The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the closing price of the underlying asset is below the conversion price on the final valuation date. If the final price is greater than or equal to the conversion price, your initial investment in the Notes will be repaid, subject to the creditworthiness of UBS. However, if the final price is less than the conversion price, you will be exposed to the decline in the underlying asset and at maturity UBS will deliver, as specified in the applicable supplements, either (i) shares of the underlying asset (the share delivery amount) that are expected to be worth less than your principal amount of your Notes and may have no value at all or (ii) a cash payment (the cash equivalent) that is less than the principal amount of your Notes and that may be zero. As a result, if the final price is below the conversion price, you will be exposed at an increased rate to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and equals the closing price of the underlying asset on the maturity date of 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the additional 10% decline from the conversion price. We will pay you an amount in cash equal to your principal amount only if the closing price of the underlying asset is not below the conversion price on the final valuation date and you hold your Notes to maturity.

In addition, in the event we deliver to you at maturity the share delivery amount, such amount, following one or more adjustments by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Furthermore, under certain circumstances, you may receive cash in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant to the applicable supplements, such as for fractional shares or as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of a Common Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Higher coupon rates are generally associated with a greater risk of loss.

Greater expected volatility with respect to a Note’s underlying asset reflects a higher expectation as of the trade date that the price of the underlying asset could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying asset’s volatility can change significantly over the term of the Notes. The price of the underlying asset for your Note could fall sharply, which could result in a significant loss of principal.

RISK FACTORS

The contingent repayment of principal applies only at maturity.

You should be willing to hold your Notes until maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of the underlying asset is above the conversion price.

Your potential return on the Notes is expected to be limited to the coupons paid on the Notes.

If the final price is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the final price is less than the conversion price, UBS will deliver to you at maturity for each Note you own (i) shares of the underlying asset which are unlikely to be worth more than the principal amount as of the maturity date, or (ii) the cash equivalent which will be an amount less than the conversion price as of the final valuation date and the maturity date, and in each case you may lose your entire investment. Therefore, your potential return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

Any payment or delivery on the Notes is subject to the creditworthiness of UBS.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer, UBS. The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default in its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

You will not receive dividend payments on, or have shareholder rights in, the underlying asset.

You will not receive any dividend payments or other distributions on the underlying asset. As an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying asset may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADS, you will not have the rights of owners of such ADS or the non-U.S. stock.

Owning the Notes is not the same as owning the underlying asset.

The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, the underlying asset may appreciate substantially during the term of the Notes, and you will not participate in such appreciation even though you may be exposed to the decline of the underlying asset at maturity. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying asset:

➢

the return on such a direct investment in the underlying asset would depend primarily upon the relative appreciation or depreciation of the underlying asset during the term of the Notes, and not on whether the final price of the underlying asset is below the conversion price;

➢	in the case of a direct investment in the underlying asset, the return could include substantial dividend payments or other distributions, which you will not receive as an investor in the Notes;

RISK FACTORS

➢	in the case of a direct investment in the underlying asset, the return could include rights that you will not have as an investor in the Notes; and

➢	a direct investment in the underlying asset is likely to have tax consequences that are different from an investment in the Notes.

The formula for determining the payment at maturity of the Notes does not take into account all developments in the underlying asset.

Changes in the price of the underlying asset during the term of the Notes before the final valuation date specified in the final terms supplement may not be reflected in the determination of the amount payable, if any, at maturity of the Notes. The calculation agent will determine whether UBS will deliver the share delivery amount or the cash equivalent (as the case may be) at maturity by comparing only the closing price of the underlying asset on the final valuation date relative to the conversion price. No other prices or values will be taken into account. As a result, you may lose some or all of your investment even if the price of the underlying asset has risen at certain times during the term of the Notes before falling to a closing price below its conversion price on the final valuation date.

No assurance that the investment view implicit in the Notes will be successful

It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not fall below the conversion price. The closing price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer or, if the underlying asset is an ETF, the underlying assets of that ETF. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

You have limited antidilution protection.

For certain corporate events affecting the underlying asset, the calculation agent may make adjustments to the initial price, share delivery amount, share factor, conversion price and/or final price applicable to such underlying asset. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable supplements as necessary to achieve an equitable result. You should refer to “General Terms of the Notes — Antidilution Adjustments” and “General Terms of the Notes — Role of Calculation Agent” for a description of the items that the calculation agent is responsible for determining. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

In some circumstances, the payment you receive on the Notes may be based on the securities issued by another issuer and not on the underlying asset.

Reorganization Events: If the underlying asset is subject to certain corporate events relating to the underlying asset issuer, where such issuer is not the surviving entity, the amount of cash or shares you receive at maturity may be based on the equity security of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such

RISK FACTORS

corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency. If the underlying asset issuer becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash or (ii) a merger or consolidation with UBS or any of its affiliates, the calculation agent may select a substitute security as defined below under “General Terms of the Notes — Reorganization Events” to replace the underlying asset. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property or a substitute security in the section of this product supplement called “General Terms of the Notes — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

ADSs: If the underlying asset is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADS facility between the non-U.S. stock issuer and the ADS depositary is terminated for any reason, the amount of cash or shares you receive at maturity will be based on the non-U.S. stock. Such delisting of the ADSs or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting of the ADSs or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”.

Delisting, suspension or discontinuance: If either a common stock or an ETF that is serving as the underlying asset is delisted or trading is suspended, or the ETF is otherwise discontinued, the amount of cash or shares you receive at maturity may be based on a security issued by another company, or in the case of an ETF, a share of another ETF or a basket of securities, futures contracts, commodities or other assets. Such delisting or suspension of trading in the underlying asset, or discontinuance of an ETF, and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such discontinuance, delisting or suspension of trading in the underlying asset or ETF and the consequent adjustments in the sections of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading of a Common Stock” and “Delisting, Discontinuance or Modification of an ETF”, respectively.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures

RISK FACTORS

under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or on any electronic communications network. UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a market for the Notes and may stop making a market at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will no longer be entitled to the return of your principal amount if the final price of the underlying asset is at or above the conversion price.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the underlying asset on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the underlying asset, i.e., the frequency and magnitude of changes in the closing price of the underlying asset;

➢

the dividend rate paid on the underlying asset (while not paid to holders of the Notes, dividend payments on the underlying asset may influence the closing price of the underlying asset and the market value of options on the underlying asset and therefore affect the market value of the Notes);

➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

➢	economic, financial, political, regulatory, geographical, agricultural, judicial, force majeure or other events that affect the price of the underlying asset and stock and commodity markets generally;

RISK FACTORS

➢	if the underlying asset is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the non-U.S. stock is traded;

➢

if the underlying asset is an ETF that invests in securities, futures contracts or commodities that are traded in non-U.S. markets, or if the underlying asset is substituted or replaced by a security that is quoted and traded in a non-U.S. currency (as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” and “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”) the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities, futures contracts or commodities are traded;

➢	interest and yield rates in the market;

➢	the time remaining to the maturity of the Notes; and

➢	the creditworthiness of UBS.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

In addition, if the underlying asset is an ETF, the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE UNDERLYING ASSET

The respective underlying asset issuer — and thus the underlying asset — is subject to various market risks.

The respective underlying asset issuer or, if the underlying asset is an ETF, each company whose securities constitute the underlying assets of the ETF or each futures contract or commodity that constitute the underlying assets of the ETF, are subject to various market risks. Consequently, the prices of the underlying asset may fluctuate depending on the respective markets in which the respective underlying asset issuer operates or, if the underlying asset is an ETF, the respective markets in which the underlying assets of such ETF trade. Market forces outside of our control could cause the closing price of the underlying asset to be below the conversion price on the final valuation date. The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the underlying asset issuer, such as equity or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. The final terms supplement will provide a brief description of the underlying asset issuer and the underlying asset to which the Notes we offer are linked. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

UBS and its affiliates have no affiliation with the underlying asset issuer and are not responsible for its public disclosure of information.

Unless otherwise specified in the final terms supplement, we and our affiliates are not affiliated with the underlying asset issuer and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the number of shares that may be delivered to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the underlying asset issuer. The underlying asset issuer

RISK FACTORS

will not be involved in the offering of the Notes in any way and has no obligation to consider your interests as owner of the Notes in taking any corporate actions that might affect the market value of your Notes or the payment at maturity. An underlying asset issuer may take actions that could adversely affect the market value of the Notes.

The Notes are unsecured debt obligations of UBS only and are not obligations of the underlying asset issuer or any other third party. None of the issue price you pay for the Notes will go to the underlying asset issuer or any other third party.

Unless otherwise specified in the final terms supplement, we have derived the information about the respective underlying asset issuer and the underlying asset from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information available with respect to the underlying asset issuer or the underlying asset. You, as an investor in the Notes, should make your own investigation into the respective underlying asset issuer and the underlying asset for your Notes. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

This product supplement relates only to the Notes and does not relate to the underlying asset or the underlying asset issuer.

Historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Notes.

The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset. As a result, it is impossible to predict whether the closing price of the underlying asset will rise or fall. The closing price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

An investment in the Notes may be subject to risks associated with non-U.S. securities markets or futures markets.

The underlying asset may be an ADS representing non-U.S. stock or an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets. In addition, following certain corporate events affecting the underlying asset or following delisting or suspension of trading of an underlying asset on its primary exchange, such underlying asset may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency. An investment in securities linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures

RISK FACTORS

markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

We describe the possible substitution or replacement of the underlying asset by the security of a non-U.S. company following certain corporate events under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”. We describe the possible substitution or replacement of the underlying asset that is an ADS by the non-U.S. stock represented by the ADS following delisting or termination of an ADS facility under “General Terms of the Notes — Delisting of ADS or Termination of ADS Facility”.

There are important differences between the rights of holders of ADSs and the rights of holders of the non-U.S. stock.

If the underlying asset is an ADS, you should be aware that your Notes are linked to the ADS and not the non-U.S. stock represented by such ADS, and there exist important differences between the rights of holders of an ADS and the non-U.S. stock such ADS represents. Each ADS is a security evidenced by American Depositary Receipts that represents a specified number of shares of the non-U.S. stock. Generally, the ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADSs, which may be different from the rights of holders of common stock of the non-U.S. stock issuer. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the non-U.S. stock may be significant and may materially and adversely affect the market value of your Notes.

If the underlying asset is an ADS, the value of the ADS may not completely track the price of the non-U.S. stock represented by such ADS.

If the underlying asset is an ADS, you should be aware that, although the trading characteristics and valuations of the ADS will usually mirror the characteristics and valuations of the non-U.S. stock represented by that ADS, the value of such ADS may not completely track the value of such non-U.S. stock. Active trading volume and efficient pricing for such non-U.S. stock on the stock exchange(s) on which that non-U.S. stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADS. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADS than for the non-U.S. stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the non-U.S. stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for the non-U.S. stock generally will result in an illiquid market for the ADSs representing such non-U.S. stock.

If the underlying asset is an ADS, the market price of such ADS and the value of the Notes linked to such ADS will be affected by conditions in the markets where such ADS principally trades.

Although the market price of an underlying asset that is an ADS is not directly tied to the market price of the non-U.S. stock in the non-U.S. markets where such non-U.S. stock principally trades, the market

RISK FACTORS

price of such ADS is generally expected to track the U.S. dollar value of the currency of the country where the non-U.S. stock principally trades and the trading price of such non-U.S. stock on the stock exchange(s) where that non-U.S. stock principally trades due to the fact that owners of ADS have the right to obtain the non-U.S. stock represented by such ADS. This means that the market value of any underlying asset that is an ADS is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the non-U.S. stock principally trades and by factors affecting the non-U.S. stock and the markets where such non-U.S. stock principally trades.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: an underlying asset is: (1) an ADS, which is quoted and traded in U.S. dollars, but represents a non-U.S. stock that is quoted and traded in a non-U.S. currency and that may trade differently from the ADS, (2) is substituted or replaced by another underlying asset that is quoted and traded in a non-U.S. currency or (3) an underlying ETF that invests in underlying assets that are quoted and traded in a non-U.S. currency.

If the underlying asset is an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets, the market price of such underlying assets generally will reflect the U.S. dollar value of those assets. Therefore, holders of Notes based upon one or more ETFs that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such non-U.S. assets trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. asset in the relevant ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the non-U.S. securities, futures contracts or commodities in which an ETF invests will be adversely affected and the value of the Notes may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a non-U.S. currency may affect the U.S. dollar equivalent of the price of any underlying asset or underlying assets of an ETF described in (1) through (3) above and, as a result, may affect the value of the Notes.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the value of an underlying asset or underlying assets of an ETF that is quoted and traded in a non-U.S. currency.

We will not make any adjustment or change in the terms of the Notes in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of

RISK FACTORS

exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant non-U.S. currency. You will bear any such risks, which are substantial and material.

The value of the shares of an ETF may not completely track the value of the securities, futures contracts or commodities in which the ETF invests or the level of its respective underlying index.

If the underlying asset is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the securities, futures contracts or commodities in which the ETF invests, the value of the ETF may not completely track the value of those assets in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities, futures contracts or commodities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “underlying index”). The correlation between the performance of an ETF and the performance of its underlying index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities, futures contracts or commodities comprising such underlying index but rather may invest in a representative sample of securities, futures contracts or commodities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such underlying index. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its underlying index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share (i.e., its intrinsic economic value) of the ETF.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

RISKS RELATED TO CHARACTERISTICS AND ISSUES OF ETFS WITH UNDERLYING COMMODITIES

In the case of Notes linked to an ETF with underlying commodities, commodity prices may change unpredictably, affecting the value of your Notes in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing price of an ETF with underlying commodities and, therefore, the value of your Notes in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Notes linked to an ETF with underlying commodities, such Notes may not offer direct exposure to commodity spot prices.

Your Notes may be linked to an ETF with underlying commodities that is comprised of commodity futures contracts and not physical commodities (or their spot prices). The price of a futures contract

RISK FACTORS

reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

In the case of Notes linked to an ETF with underlying commodities, suspensions or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Notes.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. and some non-U.S. futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of any ETF with underlying commodities and, therefore, the value of your Notes.

In the case of Notes linked to an ETF with underlying commodities, higher future prices of commodities included in the ETF relative to their current prices may lead to a decrease in the amount payable at maturity.

Your Notes may be linked to an ETF with underlying commodities that is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the ETF commodities included in any underlying ETF and the markets for those ETF commodities during the term of your Notes. To the extent the ETF rolls futures contracts from a lower priced futures contract to a higher priced futures contract, the rolls could adversely affect the value of any ETF with underlying commodities to which your Notes are linked and, accordingly, decrease the payment you receive at maturity.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the underlying asset, or futures or options or other derivative products based on the underlying asset, may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging”, UBS or its affiliates expect to enter into hedging transactions involving purchases of the underlying asset, the underlying assets of an ETF, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets prior to, on and/or after the applicable trade date, and may subsequently enter into additional hedging

RISK FACTORS

transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market value(s) of any underlying asset or underlying assets of an ETF and, therefore, the amount payable at maturity and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the underlying asset or underlying assets of an ETF and other investments relating to the underlying asset or underlying assets of an ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the underlying asset and, therefore, the market value and/or payment at maturity of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying asset. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value and/or payment at maturity of the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not required to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the underlying asset to which the Notes are linked or the market value and/or payment at maturity of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying asset or the underlying assets of an ETF that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing price of the underlying asset, could be adverse to such holders’ interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the underlying asset issuer, including making loans or acting as a counterparty (including with respect to derivatives) to or providing

RISK FACTORS

advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the underlying asset and, therefore, the market value of the Notes.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the final price is below the conversion price and, accordingly, the payment at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent”. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying asset has occurred or is continuing on a day when the calculation agent will determine the closing price of the underlying asset. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the final valuation date (and thus the maturity date) if a market disruption event occurs or is continuing on the final valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date and thus the determination of the final price will be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead determine the final price based on the closing price of the underlying asset on the first trading day on which no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the final valuation date be postponed by more than eight trading days. As a result, the maturity date for the Notes could also be postponed, although not by more than eight trading days.

If the final valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the underlying asset is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the final price of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Events”.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

One of our affiliates may serve as the depositary for the ADSs representing the underlying asset.

One of our affiliates may serve as the depositary for some non-U.S. companies that issue ADSs. If the underlying asset is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of

RISK FACTORS

our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of the Notes.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable supplement. If the IRS were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes could be affected materially and adversely. Please read carefully the sections entitled “What are the Tax Consequences of the Notes?” in the summary section and “Supplemental U.S. Tax Considerations” herein. You should consult your tax advisor about your own tax situation.

In addition, the IRS has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of (including possible alternative treatments and the issues presented by Notice 2008-2) an investment in the Notes (or any shares of the underlying asset received at maturity), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying asset issuer).

GENERAL TERMS OF THE NOTES

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable supplements and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depositary Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the final terms supplement, interest will be paid in arrears in periodic installments during the term of the Notes on an unadjusted basis regardless of the performance of the underlying asset. The frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Notes will be as set forth in the final terms supplement.

Unless otherwise specified in the final terms supplement, each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last date to which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant coupon payment date. UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date.

Denominations

For each offering of the Notes in which you invest, your minimum investment is one Note at the principal amount. The principal amount of each Note is $1,000, unless otherwise set forth in the applicable final terms supplement.

Payment at Maturity

At maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) deliver to you the share delivery amount or pay you the cash equivalent (as specified in the applicable supplements) for each Note you own. As used in this product supplement, “share delivery amount” means a number of shares of the underlying asset equal to (i) the principal amount per Note divided by (ii) a specified price (the “conversion price”), as such share delivery amount may be adjusted (along with a corresponding adjustment to the conversion price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the share factor multiplied by (ii) the final price, where “final price” means the closing price of the underlying asset on the final valuation date (in each case as determined by the calculation agent as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments”), and the share

GENERAL TERMS OF THE NOTES

factor is equal to (i) the principal amount per Note divided by (ii) the conversion price, as such share factor may be adjusted in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the share delivery amount or the cash equivalent will depend upon the final price of the underlying asset and if the final price is below the conversion price. In the event that the calculation agent adjusts the share delivery amount or the share factor to take account of one or more corporate events, a corresponding adjustment will be made to the conversion price. The applicable supplements will specify whether, in the event that the final price is below the conversion price, UBS will deliver to you the share delivery amount or the cash equivalent at maturity.

Unless otherwise specified in the applicable supplements, at maturity, for the applicable Notes that you hold, UBS will deliver to you:

➢

Principal amount in cash — If the final price of the underlying asset is not below the conversion price, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying asset.

Or

➢

Shares of underlying asset or the cash equivalent (as specified in the applicable supplements) – If the final price of the underlying asset is below the conversion price, we will, as specified in the applicable supplements, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount of your Notes and may have no value at all. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying asset (and, if applicable, cash in lieu of fractional shares) or, following one or more adjustments to such amount by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Under certain circumstances, you may receive cash in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable supplements, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of a Common Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the final price is greater than or equal to the conversion price, UBS will repay your initial investment. If the final price is below the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

If our payment is to be made in shares of the underlying asset, we will deliver to you the share delivery amount, but we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price. If our payment is to be the cash equivalent, we will pay you an amount at maturity equal to the final price of the underlying asset multiplied by the share factor, which share factor equals the principal amount per Note divided by the specified conversion price.

GENERAL TERMS OF THE NOTES

Coupon payments will be made regardless of the performance of the underlying asset.

The final terms supplement will specify the underlying asset, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon payment dates, the coupon rate per annum, the share delivery amount, the share factor, the closing price on the trade date (the “initial price”) and the conversion price.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Notes — Antidilution Adjustments” below, the calculation agent may make adjustments to the share delivery amount, the share factor and the conversion price, including any adjustments not described in this product supplement or in the applicable supplements, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying asset and is subject to the particular terms set forth in the applicable supplements. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable supplements. The performance of each offering of the Notes will depend upon the performance of the underlying asset to which such Notes are linked and will not depend on the performance of any other offering of the Notes.

Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

No Fractional Shares

If our payment is to be made in shares of the underlying asset, we will deliver to you the share delivery amount, but we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price.

Maturity Date

The maturity date for your Notes will be the date specified in the final terms supplement, unless that day is not a business day, in which case the maturity date will be the following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “— Final Valuation Date”, the calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Events” below. In no event, however, will the final valuation date — and, therefore, the maturity date — for the Notes be postponed by more than eight trading days.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

GENERAL TERMS OF THE NOTES

Regular Record Dates for Interest

Unless otherwise specified in the applicable final terms supplement, the regular record date relating to a coupon payment date for the Notes will be the business day prior to the coupon payment date.

Final Valuation Date

The final valuation date for your Notes will be the date specified in the final terms supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than eight trading days. A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

If the final valuation date specified in the applicable final terms supplement occurs on a day that is not a trading day, the final valuation date will be the next following trading day.

Closing Price

The “closing price” for one share of the underlying asset (or one unit of any other security for which a closing price must be determined) on any trading day means:

➢

if the underlying asset (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of Nasdaq, the official closing price), for such asset (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the underlying asset (or any such other security) is listed or admitted to trading; or

➢

if, following certain corporate events affecting the underlying asset or following delisting or termination of the underlying asset, the underlying asset is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, the official closing price for such non-U.S. security on the primary non-U.S. exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”); or

➢

if the underlying asset (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

➢

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying asset (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

GENERAL TERMS OF THE NOTES

Market Disruption Events

The calculation agent will determine the final price of the underlying asset and whether the final price of the underlying asset is below the conversion price on the final valuation date for each offering of the Notes. The final valuation date for any offering of the Notes may be postponed if the calculation agent determines that, a market disruption event has occurred or is continuing on such day. Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the final valuation date if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the final price of the underlying asset on such date. If such a postponement occurs, the calculation agent will determine the final price on the first trading day on which the closing price is observable and no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the final valuation date be postponed by more than eight trading days.

If the final valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day with respect to that offering of the Notes, that day will nevertheless be the date on which the determination of the final price will be made by the calculation agent. In such an event, the calculation agent will make a good faith estimate of the final price for the underlying asset that would have prevailed in the absence of the market disruption event.

The calculation agent may also postpone the determination of the initial price of the underlying asset on the trade date specified in the final terms supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to the underlying asset on that date. If the trade date is postponed, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Any of the following will be a market disruption event with regard to a particular offering of the Notes, in each case as determined by the calculation agent:

➢

a suspension, absence or material limitation of trading in the underlying asset in the primary market for such asset for more than two hours of trading or during the one hour before the close of trading in that market;

➢

a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to the underlying asset or, if the underlying asset is an ETF, to the underlying index of such ETF;

➢

if the underlying asset is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the securities, futures contracts, commodities or other assets which then comprise 20% or more of the value of the underlying assets of such ETF on the primary exchanges for such securities for more than two hours of trading, or during the one hour before the close of trading of such exchanges; or

➢

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying asset generally.

GENERAL TERMS OF THE NOTES

For the avoidance of doubt, for any offering of the Notes, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying asset or, if the underlying asset is an ETF, to (x) the underlying index or (y) underlying assets of the ETF (and the 20% threshold set forth above is met) in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,

➢	an imbalance of orders relating to those contracts, or

➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying asset.

For this purpose, for any offering of the Notes, an “absence of trading” in options or futures contracts, if available, relating to the underlying asset or, if the underlying asset is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any underlying asset:

➢

a limitation on the hours or numbers of days of trading in the underlying asset or options on that underlying asset, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

a decision to permanently discontinue trading in the option or futures contracts relating to the underlying asset or, if the underlying asset is an ETF, to the underlying index or underlying assets of the ETF.

Antidilution Adjustments

For any offering of the Notes, the initial price, share delivery amount, share factor, conversion price and/or final price of the affected underlying asset or any other term of the Notes are subject to adjustments by the calculation agent as a result of the antidilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection”.

How Adjustments Will Be Made

If one of the events described below occurs with respect to an offering of the Notes and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying asset, the calculation agent will calculate such corresponding adjustment or series of adjustments to the initial price, share delivery amount, the share factor, conversion price and/or final price, as applicable, of the affected underlying asset or any other term of the Notes as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share delivery amount or share factor (as applicable) will be doubled and the initial price and conversion price will be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying asset, if applicable, in the event of a consolidation or merger of the respective underlying asset issuer with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the terms of the Notes.

GENERAL TERMS OF THE NOTES

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the initial price, share delivery amount or share factor (as applicable), conversion price and/or final price for the first event, then adjust those same terms for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the initial price, share delivery amount or share factor (as applicable), conversion price and/or final price of the underlying asset. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying asset or any successor entity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the initial price, share delivery amount or share factor (as applicable), conversion price and/or final price of the underlying asset. All terms of the Notes resulting from any adjustment will be rounded up or down, as appropriate, to the nearest cent, with one half cent being rounded upward.

If your Notes are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the applicable final terms supplements for your Notes, the dividend paid by the non-U.S. stock issuer, net of any applicable non-U.S. withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as the underlying asset, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun off security as well as the existing non-U.S. stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as the underlying asset, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADSs has adjusted the number of shares of non-U.S. stock represented by each ADS so that the economic terms of the ADSs would not be affected by the corporate event in question.

If the non-U.S. stock issuer or the depositary for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of non-U.S. stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event.

GENERAL TERMS OF THE NOTES

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the underlying asset), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Notes. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

➢

a subdivision, consolidation or reclassification of the underlying asset or a free distribution or dividend of shares of the underlying asset to existing holders of the underlying asset by way of bonus, capitalization or similar issue;

➢	a distribution or dividend to existing holders of the underlying asset of:

➢	additional shares of the underlying asset as described under “— Stock Dividends or Distributions” below,

➢

other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying asset issuer equally or proportionately with such payments to holders of the underlying asset, or

➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

➢	the declaration by the respective underlying asset issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying asset or other assets;

➢	a repurchase by the respective underlying asset issuer of its asset, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

➢	a consolidation of the respective underlying asset issuer with another company or merger of the respective underlying asset issuer with another company; and

➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying asset.

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under “Risk Factors — You have limited antidilution protection”.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying asset is subject to a stock split or a reverse stock split, then the share delivery amount or share factor (as applicable) will be adjusted by multiplying the prior share delivery amount, and the initial price and the conversion price will be adjusted by dividing the prior initial price and the prior

GENERAL TERMS OF THE NOTES

conversion price by, the number of shares that a holder of one share of the underlying asset before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying asset is subject to a stock dividend payable in shares of the underlying asset, then the share delivery amount or share factor (as applicable) will be adjusted by multiplying the prior share delivery amount or share factor by, and the initial price and the conversion price will be adjusted by dividing the prior initial price and the prior conversion price by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying asset.

It is not expected that antidilution adjustments will be made in the case of stock dividends payable in shares of the underlying asset that are in lieu of ordinary cash dividends payable with respect to shares of the underlying asset.

Other Dividends and Distributions

The terms of the Notes will not be adjusted to reflect dividends or other distributions paid with respect to the underlying asset, other than:

➢	stock dividends described under “— Stock Dividends or Distributions” above;

➢	issuances of transferable rights and warrants with respect to the underlying asset as described under “— Transferable Rights and Warrants” below;

➢	if the underlying asset is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events”; and

➢	extraordinary cash dividends described below.

For any offering of the Notes, a dividend or other distribution with respect to the underlying asset will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying asset by an amount equal to at least 10% of the closing price of the underlying asset on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which the underlying asset trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying asset and is payable in cash, then the share delivery amount or share factor (as applicable) will be adjusted by multiplying the prior share delivery amount or share factor by, and the initial price and the conversion price will be adjusted by dividing the prior initial price and the prior conversion price by, the ratio of the closing price of the underlying asset on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

GENERAL TERMS OF THE NOTES

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying asset equals:

➢

for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying asset minus the amount per share of underlying asset of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying asset; or

➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying asset that is both an extraordinary dividend and payable in underlying asset, or an issuance of rights or warrants with respect to the underlying asset that is also an extraordinary dividend, will result in adjustments to the initial price, share delivery amount or share factor (as applicable), and a corresponding adjustment to the conversion price, or any other terms of the Notes as described under “— Stock Dividends or Distributions” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective underlying asset issuer issues transferable rights or warrants to all holders of the underlying asset to subscribe for or purchase such underlying asset at an exercise price per share that is less than the closing price of such underlying asset on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the share delivery amount, share factor, initial price, conversion price, final price or any other terms of the Notes as the calculation agent determines appropriate with reference to any adjustment(s) to options contracts on the affected underlying asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other asset derivatives clearing organization or exchange to account for the economic effect of such issuance.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	the underlying asset is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the underlying asset issuer;

(b)	the underlying asset issuer or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following that event;

(c)	any statutory share exchange involving outstanding shares of the underlying asset issuer or any successor entity and the securities of another entity occurs, other than as part of an event described in clause (b) above;

(d)	the underlying asset issuer or any successor entity sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

GENERAL TERMS OF THE NOTES

(e)	the underlying asset issuer or any successor entity effects a spin-off, that is, issues equity securities of another issuer to all holders of the underlying asset, other than as part of an event described in clauses (b), (c) or (d) above (a “spin-off event”);

(f)	the underlying asset issuer or any successor entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

(g)	a tender or exchange offer or going private transaction is commenced for all the outstanding shares of the underlying asset issuer or any successor entity and is consummated for all or substantially all of such shares.

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) occurs with respect to an underlying asset, then the determination of whether the final price of the underlying asset is below the conversion price will depend upon the amount, value and type of property or properties — whether securities, other property or a combination of securities, other property and cash thereof — that a hypothetical prior holder of a share of the underlying asset prior to such reorganization event would have been entitled to receive in, or as a result of, such reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the underlying asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the underlying asset that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying asset and the calculation agent adjusts such underlying asset to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the adjusted underlying asset for that offering of the Notes. The calculation agent will do so to the same extent that it would make adjustments if the shares of the applicable underlying asset were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the adjusted distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying asset.

For example, if the respective underlying asset issuer merges into another company and each share of the underlying asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the underlying asset for such Note in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying asset for such Note in the particular offering to reflect any later stock split or other event, including any later reorganization or antidilution event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective underlying asset issuer. In that event, the cash component will not be adjusted but will continue to be a component of the underlying asset for that particular offering (with no interest adjustment).

GENERAL TERMS OF THE NOTES

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due at maturity of the Notes, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency) distributed in, or as a result of, the event will be substituted for the underlying asset as described above. Consequently, in this product supplement, references to the underlying asset, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted underlying asset for the particular offering of the Notes. Similarly, references to the respective underlying asset issuer include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is below the conversion price on the relevant date of determination, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable final terms supplements.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable non-U.S. currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable non-U.S. currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying asset and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) the underlying asset issuer or any successor entity becomes subject to a merger or consolidation with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “—Delisting or Suspension of Trading of a Common Stock” below) to replace such underlying asset that is affected by any such share-for cash event or issuer merger event (the “original underlying asset”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant underlying asset and the calculation agent will make any required adjustment to the initial price, share delivery amount, share factor, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed under the Notes by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

GENERAL TERMS OF THE NOTES

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying asset exists, then the calculation agent will deem the closing price of the original underlying asset on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the underlying asset on each remaining trading day to, and including, the final valuation date.

If an ADS is serving as the underlying asset and the non-U.S. stock represented by such ADS is subject to a reorganization event as described above, no adjustments described in this section, including those described above, will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

If the distribution property comprising the adjusted underlying asset includes securities issued by one or more non-U.S. companies (aside from ADRs) or any other consideration other than equity securities saleable on a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent, unless otherwise specified in the final terms supplement, to the extent that the share delivery amount is otherwise determined at maturity, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the calculation agent.

Delisting or Suspension of Trading of a Common Stock

If a common stock serving as the underlying asset is delisted or trading of the underlying asset is suspended on the primary exchange for such underlying asset, and such underlying asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying asset will continue to be deemed the underlying asset.

If a common stock serving as the underlying asset is delisted or trading of such underlying asset is suspended on the primary exchange for such underlying asset, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the underlying asset issuer as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the underlying asset issuer as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the underlying asset issuer that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging

GENERAL TERMS OF THE NOTES

restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the underlying asset issuer; second, issuers with the same primary “Industry” classification as the underlying asset issuer; and third, issuers with the same primary “Industry Group” classification as the underlying asset issuer. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a subsidiary of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be the underlying asset and the calculation agent will determine any required adjustment to the initial price, share delivery amount, share factor, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed under the Notes by reference to the substitute security and such adjusted terms.

If a substitute security is a security issued by a non-U.S. company, unless otherwise specified in the applicable supplements, to the extent that the share delivery amount is, pursuant to the applicable supplements, otherwise due at maturity, we will deliver the cash equivalent of such substitute security (payable in U.S. dollars) in lieu of the share delivery amount. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustments — Reorganization Events”.

If the underlying asset is delisted or trading of the underlying asset is suspended and the calculation agent determines that no substitute security comparable to the underlying asset exists, then the calculation agent will deem the closing price of the underlying asset on the trading day immediately prior to the delisting or suspension of trading to be the closing price of the underlying asset on each remaining trading day to and including the final valuation date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the underlying asset is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the non-U.S. stock issuer and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the non-U.S. stock will be deemed to be the underlying asset and the calculation agent will make any required adjustment to the initial price, share delivery amount, share factor, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed under the Notes by reference to the non-U.S. stock and such adjusted terms. To the extent that the non-U.S. stock and/or a group of one or more classes of non-U.S. stock substituted for the original underlying asset represents more than or less than one share of such non-U.S. stock, the calculation agent may modify any terms as necessary to ensure an equitable result including, but not limited to, changing quantities and classes of such non-U.S. stock. On and after the change date, for all purposes, including the determination of the final price of the non-U.S. stock and whether the final price of the non-U.S. stock is below the conversion price, the closing price of the non-U.S. stock will be expressed in U.S. dollars, converted to U.S. dollars using the applicable exchange rate as described above in “— Antidilution Adjustments — Reorganization Events”, unless otherwise specified in the final terms supplement.

In any such case, unless otherwise specified in the applicable supplements, to the extent that the share delivery amount is, pursuant to the applicable supplements, otherwise due at maturity, we will deliver the cash equivalent thereof (payable in U.S. dollars) in lieu of the share delivery amount. On any date of

GENERAL TERMS OF THE NOTES

determination, the applicable exchange rate for such purpose will be determined as described under “—Antidilution Adjustments — Reorganization Events” unless specified otherwise in the final terms supplement.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying asset (“original ETF”) is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed the underlying asset.

If an ETF serving as the underlying asset is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange or the ETF is otherwise discontinued, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the ETF, which is listed or approved for trading on a major U.S. exchange or market, whose ETF (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index or underlying assets as the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying asset and the calculation agent will make required adjustments to the initial price, share delivery amount, share factor, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed under the Notes by reference to the substitute ETF and such adjusted terms. If the substitute ETF is quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute ETF on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Antidilution Adjustment — Reorganization Events”.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the final price of the underlying asset by reference to a basket comprised of (i) the underlying assets of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying assets of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the relevant underlying asset and the calculation agent will make required adjustments to the initial price, share delivery amount, share factor, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed under the Securities by reference to the replacement basket and such adjusted terms. If the replacement basket includes any asset or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Antidilution Adjustments — Reorganization Events”.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF on each remaining trading day to and including on the final valuation date.

If at any time the underlying index or the underlying assets of an ETF serving as the underlying asset is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make

GENERAL TERMS OF THE NOTES

those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the final price by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the

GENERAL TERMS OF THE NOTES

other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment or delivery on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus. The settlement date, coupon payment dates and maturity date for your Notes will be the dates specified in the applicable supplements, unless such specified date is not a business day, in which case the applicable date will be the next following business day.

GENERAL TERMS OF THE NOTES

Trading Day

A “trading day” for an underlying asset is a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary U.S. exchange(s) or market(s) on which such underlying asset is listed or admitted for trading. With respect to an underlying asset issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary non-U.S. exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the final price of the underlying asset (including, without limitation, whether the final price of the underlying asset is below the conversion price), the share delivery amount, the share factor, antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your Notes in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the final terms supplement.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases and sales of the underlying asset or underlying assets of an ETF and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying asset or underlying assets of an ETF prior to, on or after the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we or our affiliates may:

➢	acquire or dispose of the underlying asset or underlying assets of an ETF,

➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the above instruments,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or non-U.S. underlying asset or underlying assets of an ETF, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” of this product supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material U.S. federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The applicable supplements may contain a further discussion of the special federal income tax consequences applicable to certain securities. The summary of the federal income tax considerations contained in the applicable supplement supersedes the following summary to the extent it is inconsistent therewith.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of the underlying asset you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal income tax consequences of owning or disposing of the underlying asset.

This discussion applies to you only if you acquire your Notes upon initial issuance (and at their issue price) and hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or currencies,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a financial institution or a bank,

➢	a regulated investment company or a real estate investment trust,

➢	a life insurance company,

➢	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,

➢

a person that owns Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying asset, or

➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, and changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your tax advisor concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions. You should also consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the underlying asset, should you receive shares at maturity.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

In addition, we will not attempt to ascertain whether any underlying asset issuer, would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange, redemption or maturity of a Note or upon receipt and ownership of the underlying asset. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC or USRPHC.

No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in a Note are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of having agreed to the required tax treatment of your Notes described below and as to the application of state, local or other tax laws (including non-U.S. tax law) to your investment in your Notes.

Tax Treatment of Notes

We believe it would be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent payment debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of the underlying asset, which you entered into with us on the trade date as part of your initial investment in the Notes. The terms of the Notes require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the IRS and U.S. holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Tax Consequences to U.S. Holders

Tax Treatment of Coupon Payments. If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Notes would likely be treated as having been

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

issued for the principal amount of the Notes and coupons on the Notes would likely be treated in part as payments of interest with respect to the Debt Portion and in part as premium payments for the Put Option. The applicable supplement for each issuance of Notes will specify the portion of each coupon that will be allocated to interest on the Debt Portion and to premium on the Put Option. The terms of your Notes require you and us to treat the coupon payments in a manner consistent with this treatment, as set forth in the applicable supplements.

If the Notes have a term greater than one year, amounts treated as interest on the Debt Portion would be includible in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. If the Notes have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short-term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently are likely to be required to include interest into income upon receipt of such interest. Amounts treated as premium payments for the Put Option are likely to be initially deferred from inclusion in income and would either be included in income by you as short-term capital gain upon the maturity of your Notes or would reduce the basis of any underlying asset you receive (or are deemed to receive if the cash equivalent is paid) upon the maturity of your Notes. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated.

A cash payment of the full principal amount of your Notes upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the total amount paid to you for the Put Option and previously deferred as described above.

Tax Treatment of Notes on Maturity. The final coupon payment on maturity would be taxable as described above under “Tax Treatment of Coupon Payments”. A payment in shares of the underlying asset upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the deemed exercise by us of the Put Option at maturity with your purchase of underlying asset for an amount equal to the principal amount of your Notes. Your U.S. federal income tax basis in underlying asset you receive would equal the principal amount of your Notes less the total amount of payments you received for the Put Option and previously deferred as described above. If the Notes are physically settled, you should generally not recognize gain or loss with respect to the underlying asset received at maturity (other than with respect to cash received in lieu of a fractional share, if any). Consistent with this position, you should have an aggregate tax basis in the underlying asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes and should have a holding period in the underlying asset beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the underlying asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the share delivery amount is treated as a taxable settlement of the Notes followed by a purchase of the shares of the underlying asset pursuant to the original terms of the Notes. If the receipt of the share delivery amount is so treated, (i) you should recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash you receive in lieu of a fractional share, if any, and the amount you paid for your Note, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

If you receive the cash equivalent at maturity (plus the final coupon payment, which will be treated as described above), you will be deemed to have cash-settled your obligation under the Put Option with a portion of the proceeds of the Debt Portion and you generally would recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon payment) on the Debt Portion less (ii) (x) the amount of the Debt Portion less (y) the aggregate premium payments received for the Put Option. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid interest on the Debt Portion.

Sale or Exchange of a Note. Upon a sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the relative fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if you held your Notes for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the aggregate premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Alternative Treatments

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Contingent Payment Debt Instrument. If the Notes have a term of more than one year, it is possible that the Notes could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent payment debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent payment debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. Further, any gain realized on the sale, exchange or redemption of a Note would be ordinary income and any

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

loss would be ordinary to the extent of any interest with respect to the Notes that you included as income in the current year or preceding years, and thereafter would be capital loss.

Contingent Short-Term Debt Instrument. If your Notes have a term of one year or less, it is possible that your Note could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore, if your Notes were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Notes would not be entirely clear.

Other Alternative Treatments. Because there is no specific authority that addresses the U.S. federal income tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Notes may be characterized in whole or in part as a notional principal contract.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with Respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange, redemption or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

Subject to the discussion below with respect to Section 871(m) of the Code and FATCA (as discussed below), if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8.

In general, gain realized on the sale, exchange, redemption or maturity of the Notes by a non-U.S. holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.; or

➢

the non-U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

If the gain realized on the sale, exchange, redemption or maturity of the Notes by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying asset that you may receive in connection with your investment in the Notes. Such consequences may be adverse to you. For example, you may be subject to U.S. withholding tax on dividends received on any U.S. underlying asset received at maturity. You should consult your own tax advisors concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any underlying asset received at maturity and carefully review information provided by the underlying asset issuer concerning the potential tax consequences relating to the underlying asset.

Section 897. We will not attempt to ascertain whether any underlying asset issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If any underlying asset issuer or underlying constituent issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any underlying asset issuer as a United States real property holding corporation or the Notes as United States real property interests.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks or indices containing U.S. stocks may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying asset. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

If you are not a U.S. holder, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences (including possible alternative treatments and the issues presented by Notice 2008-2) of an investment in the Notes (or any shares of the underlying asset received at maturity), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying asset issuer).

CERTAIN ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Notes will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Unless otherwise specified in the applicable supplements, with respect to each Security to be issued, UBS will agree to sell to UBS Securities LLC and/or UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. (as the case may be) will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the final terms supplement. UBS Securities LLC and/or UBS Financial Services Inc. intend to resell the offered Notes at the original issue price to public applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell the Notes to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the final terms supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC or UBS Financial Services Inc. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.